       Exhibit 99.1

Revolve Appoints Retail Veteran Melanie Cox to the Board of Directors

LOS ANGELES, CA – JULY 29, 2020 - Revolve Group, Inc. (NYSE: RVLV) today announced the appointment of retail industry veteran Melanie Cox to its board of directors, as well as the audit and compensation committees, effective immediately. Cox is CEO of Backcountry, a leading online retailer of premium outdoor sports gear and apparel. Drawing on more than 25 years of industry experience, Cox has served in CEO, president and chief merchandising executive roles for several prominent retail brands where she had a significant positive impact.

Prior to Backcountry, Cox served in various senior leadership roles, including as CEO and interim CEO of women’s fashion retailers Wet Seal and rue21, respectively.  Earlier in her career, Cox served in senior-level roles at Urban Outfitters, Gymboree, Scoop NYC and Contempo Casuals (acquired by Wet Seal).  She is also the founder of MBC Consulting, where she advised private equity and corporate clients on retail industry trends, risk assessment, strategic direction and identifying market opportunities including mergers and acquisitions.

“Melanie is a proven leader with deep apparel industry experience,” said co-founder and co-CEO Michael Mente. “Her experience successfully guiding public and private companies in our industry is a great complement to our already strong board. I am excited to tap into Melanie’s breadth of industry knowledge and confident that her contributions to our board will be invaluable in shaping REVOLVE’s future strategies for growth and unlocking shareholder value.”

“I am thrilled to join the REVOLVE board and excited to contribute to the company’s continued success,” said Melanie Cox. “Mike, Michael and their talented team have built REVOLVE into a globally recognized brand serving a loyal and growing customer base. Powerful e-commerce tailwinds, generational shifts and global expansion opportunities create a long runway to further capitalize on their success in the years ahead.”

Cox is replacing Jennifer Baxter Moser on the board. Moser, a managing director at TSG Consumer and a REVOLVE director since 2012, submitted her resignation from the board on July 28, 2020.

“On behalf of the board and leadership team, I want to thank Jenny for her dedicated service and outstanding contributions to our success during the past eight years,” said co-founder and co-CEO Mike Karanikolas. “Her considerable talents and deep insights into the REVOLVE core customer demographic have played a critical role in the development of our margin-accretive portfolio of owned brands, our industry leading marketing strategy and the launch of REVOLVE Beauty, which has become our fastest-growing product category in recent months.”

“I feel honored to have been part of the REVOLVE journey over the past eight years,” said Jennifer Baxter Moser. “I have been a passionate REVOLVE fan from the very beginning, and I am so proud to see what Mike, Michael and the team have created. What began as a bootstrapped startup has emerged as an industry leader and a brand that is shaping the future of fashion.  They have been innovators in every aspect of the business. I know they will continue to do great things and I am excited to watch their continued success.”

About Revolve Group, Inc.

Revolve Group, Inc. (RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted, premium lifestyle brand, and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories and beauty styles. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers, and hundreds of emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two differentiated segments, REVOLVE and FORWARD, that leverage one platform. Through REVOLVE we offer a highly curated assortment of premium apparel and footwear, accessories and beauty products from emerging, established and owned brands. Through FORWARD we offer an assortment of iconic and emerging luxury brands. For more information, visit www.revolve.com.

Investor Relations Contact:

Erik Randerson, CFA

1-562-677-9513

IR@revolve.com

Media Contact:

Simone Kuhfal

Simone.Kuhfal@revolve.com